SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                     THE SECURITIES AND EXCHANGE ACT OF 1934


      Date of Report (Date of Earliest Event Reported): September 25, 1996

                        SUPER VISION INTERNATIONAL, INC.
             (Exact Name of Registrant as Specified in its Charter)


                                    DELAWARE
                 (State of Other Jurisdiction of Incorporation)


               0-23590                               59-3046866
     (Commission File No.)                (I.R.S. Employer Identification No.)


2442 Viscount Row, Orlando, Florida                               32809
(Address of Principal Executive Offices                          (Zip Code)


                                 (407) 857-9900
              (Registrant's Telephone Number, Including Area Code)






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5.  Other Events.

          On September 25, 1996, Registrant entered into a Stock Purchase Agreement with Hayward Industries, Inc. ("Hayward") pursuant to which Registrant sold to Hayward 249,420 shares of its class A Common Stock, $.001 par value per share ("Class A Common Stock") for a purchase price of $2,000,000. In addition, the Reistrant entered into a Distributorship Agreement with Hayward Pool Products, Inc. ("Hayward Pool Products"), a subsidiary of Hayward, pursuant to which Hayward Pool Products was granted the exclusive worldwide distribution rights to Registrant's fiber optic pool and spa lighting products in consideration for guaranteed initial minimum purchases of $12 Million over five years, renewable after such period. Hayward was also granted a ten year warrant to purchase an additional 249,420 shares of Class A Common Stock of the Registrant at $8.02 per share, and a warrant to purchase an additional 522,00 shares of Class A Common Stock at fair market value if the number of outstanding shares of Class A Common Stock of Registrant is increased as a result of the exercise of Registrant's currently outstanding warrants (the "Warrants"). Hayward was granted registration rights with respect to the shares of Class A Common Stock sold pursuant to the Stock Purchase Agreement and the shares of Class A Common Stock issuable upon exercise of the Warrants. Hayward also has the right to designate one director to Registrant's Board of Directors.

          Exhibits.

          1. Stock Purchase Agreement between Registrant and Hayward Industries Inc., dated as of September 25, 1996, including exhibits.



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                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         SUPER VISION INTERNATIONAL

Dated: October 1, 1996



                                         /S/  Brett Kingstone
                                         ---------------------------------------
                                         Brett Kingstone
                                         President


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